Exhibit 99.1

Parametric Sound Corporation Announces Change in NASDAQ Ticker Symbol to HEAR

New trading symbol reflects broader scope of the company’s audio business

SAN DIEGO, CA, April 11, 2014 – Parametric Sound Corporation (NASDAQ: PAMT) today announced it will change its NASDAQ ticker symbol to HEAR. The new symbol will become effective as of the opening of trading on Monday, April 14.

“Our new ticker symbol, HEAR, reflects the broader scope of our audio business as the result of our recent merger, and reflects our aspiration to become a global leader in commercial, healthcare and consumer audio,” said Juergen Stark, Chief Executive Officer of Parametric Sound Corporation. “Shareholders, partners and customers will recognize HEAR as a natural fit with our company, and we believe that the new ticker will help raise awareness for our growing business and contribute to the creation of long-term shareholder value.”

Parametric Sound Corporation intends to change the company’s name to Turtle Beach Corporation in May, with a corresponding change to the company’s CUSIP number.

Details of the ticker change are included in a corresponding 8-K filing.

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About Parametric Sound

Parametric Sound Corporation is an audio technology company that markets innovative products under the Turtle Beach and HyperSound brands.

The company designs and markets premium audio peripherals for video game consoles, personal computers and mobile devices under the brand Turtle Beach (TurtleBeach.com), including officially-licensed headsets for the next-generation Xbox One and PlayStation 4 consoles. Turtle Beach is the leading brand in video game audio and the official audio provider for Major League Gaming, the world’s largest eSports league, and Twitch, the world’s leading video platform and community for gamers.

Under the brand HyperSound (HyperSound.com), the company markets pioneering directed audio solutions that beam sound to a specific listening area without the ambient noise of traditional speakers. HyperSound has applications in digital signage and kiosks, consumer electronics and health care.

For more information:

Anne Rakunas

Investor Relations

Anne.Rakunas@icrinc.com

+1-310-954-1113

David Lowey

Corporate Communications

david.lowey@turtlebeach.com

+1-914-844-2759